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Charlie Arnot
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For Immediate Release:
August 8, 2002

          PSF Group Holdings, Inc. Announces Results for First Quarter

Kansas City, Mo., - PSF Group Holdings, Inc., the parent company of Premium
Standard Farms, Inc., today reported results for its fiscal year 2003 first quarter ended June 29, 2002. Net sales for the quarter totaled $149.0 million compared to $171.2 million in the first quarter last year, reflecting higher tonnage but lower unit prices. Net loss for the first quarter was $4.3 million compared to net income of $9.1 million for the first quarter of last year.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the first quarter was $13.9 million compared to $37.8 million for the same period last year.

"Market conditions continued to negatively impact our financial performance. The excess meat proteins available in the United States domestic market reduced wholesale pork prices in the first quarter of fiscal 2003. These unfavorable market conditions are the result of the Russian ban on poultry imported from the
United States, increased industry pork production, and plentiful beef supplies,"
said John M. Meyer, CEO. "While we believe there will be some improvement in current market conditions, we expect our full year financial results for fiscal
2003 to be significantly less than last year. We believe we are well situated during this downward cycle in the market to strengthen our position in a consolidating industry. With our solid balance sheet, expected cash flow, and our amended bank agreement, we are confident that we will not experience liquidity problems during this cycle."

Premium Standard Farms, Inc., a wholly owned subsidiary of PSF Group Holdings,
Inc., is a leading vertically integrated provider of pork products to the wholesale, retail, food service, and institutional markets in the United States and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation's second largest pork producer and seventh largest pork processor, with approximately 4,200 employees working at farms and processing facilities in
Missouri, North Carolina, and Texas.

This news release contains "forward-looking statements" within the meaning of the federal securities laws. The terms "believe," "expect," "will," and similar expressions made with respect to our earnings and outlook for the future contain some forward-looking information. Naturally, all forward-looking statements involve risk and uncertainty and actual results or events could be materially different. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ include: economic conditions generally and in our principal markets; competitive practices and consolidation in the pork production and processing industries; the impact of current and future laws, governmental regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations, trade embargoes and tariffs; food safety; the availability of additional capital to fund future commitments and expansion and the cost and terms of financing; outbreaks of disease in our herds; feed ingredient costs; fluctuations in live hog and wholesale pork prices; customer demands and preferences; and the occurrence of natural disasters and other occurrences beyond our control. In light of these risks, uncertainties and assumptions, the forward-looking events discussed might not occur.

A copy of the Company's Form 10-Q for the first quarter of fiscal 2003 will be available on the internet at www.psfarms.com.

Scroll down to financial report.

                    PSF Group Holdings, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                 13 weeks ended June 29, 2002 and June 30, 2001
                              (in 000's, Unaudited)

                                                      13 Weeks Ended
                                                   ----------------------
                                                   June 29,      June 30,
                                                    2002          2001
                                                   -----------------------

Net sales                                          $ 149,049    $ 171,162
Cost of goods sold                                   146,149      141,376
                                                   ---------    ---------
     Gross profit                                      2,900       29,786

Selling, general, and administrative expenses          4,949        5,636
Other income                                            (627)         (28)
                                                   ---------    ---------
     Operating  (loss) income                         (1,422)      24,178

Interest expense (income):
   Interest expense                                    5,610        6,926
   Interest income                                       (37)        (130)
                                                   ---------    ---------
Interest expense, net                                  5,573        6,796
                                                   ---------    ---------
     (Loss) income before income taxes
            and extraordinary items                   (6,995)      17,382

     Income tax (benefit) expense                     (2,721)       6,969
                                                   ---------    ---------

Net (loss) income before extraordinary items          (4,274)      10,413

Loss on early extinguishment of debt, net of tax        --          1,315

                                                   ---------    ---------
Net (loss) income                                  $  (4,274)   $   9,098
                                                   =========    =========